Exhibit 9(vii) under form N-1A
                                   Exhibit 10(vii) under Item 601 /Reg. S-K

                            THE BILTMORE FUNDS
                       THE BILTMORE MUNICIPAL FUNDS
                         SHAREHOLDER SERVICES PLAN

     This Shareholder Services Plan ("Plan") is adopted as of June 6, 1996 by the Board of Trustees of The Biltmore Funds and The Biltmore Municipal Funds (the "Trusts"), both Massachusetts business Trusts and those portfolios (the "Funds") of the Trusts listed on Exhibit A hereto.

     1. This Plan is adopted to allow the Funds to make payments as contemplated herein to obtain certain personal services for shareholders and/or the maintenance of shareholder accounts ("Services").

     2. This Plan is designed to compensate broker/dealers and other participating financial institutions and other persons ("Providers") for providing services to the Funds and their shareholders. The Plan will be administered by Federated Administrative Services ("FAS"). In compensation for the Services provided pursuant to this Plan, Providers will be paid a quarterly fee computed at the annual rate not to exceed 0.25 of 1% of the average aggregate net asset value of the shares of the respective Funds held during the quarter.

     3. Any payments made by the Funds to any Provider pursuant to this Plan will be made pursuant to the "Shareholder Services Agreement" entered into by FAS on behalf of the respective Fund and the Provider.

     4. The Trusts has the right (i) to select, in its sole discretion, the Providers to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Shareholder Services Agreement.
     5. Quarterly in each year that this Plan remains in effect, FAS shall prepare and furnish to the Board of Trustees of the Trusts, and the Board of Trustees shall review, a written report of the amounts expended under the Plan.

     6. This Plan shall become effective (i) after approval by majority votes of: (a) the Trusts' Board of Trustees; and (b) the Disinterested Trustees of the Trusts, cast in person at a meeting called for the purpose of voting on the Plan; and (ii) upon execution of an exhibit adopting this Plan.

     7. This Plan shall remain in effect for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved at least annually by a majority of the Trusts' Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan.

     8. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trusts and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on it.

     9. This Plan may be terminated at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of the Funds as defined in Section 2(a)(42) of the Investment Company Act of 1940, as amended.

     10. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trusts shall be committed to the discretion of the Disinterested Trustees then in office.
     11. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 9 herein.

     12. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

     Witness the due execution hereof this 6th day of June, 1996.



                THE BILTMORE FUNDS
                                         THE BILTMORE MUNICIPAL FUNDS



                                         By: /s/ John W. McGonigle

                    President




                                 EXHIBIT A
                                  TO THE
                         SHAREHOLDER SERVICES PLAN

                              CLASS A SHARES
                              CLASS B SHARES
                          Biltmore Balanced Fund
                      Biltmore Emerging Markets Fund
                           Biltmore Equity Fund
                        Biltmore Equity Index Fund
                        Biltmore Fixed Income Fund
                   Biltmore Georgia Municipal Bond Fund
                Biltmore North Carolina Municipal Bond Fund
                     Biltmore Quantitative Equity Fund
                   Biltmore Short-Term Fixed Income Fund
                Biltmore South Carolina Municipal Bond Fund
                       Biltmore Special Values Fund


    This Plan is adopted by The Biltmore Funds and The Biltmore Municipal Funds with respect to the Funds of the Trusts set forth above.

    In compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee computed at the annual rate not to exceed 0.25 of 1% of the average aggregate net asset value of the shares of each of the Funds listed above and held during the month.

    Witness the due execution hereof this 6th day of June, 1996.


                                 THE BILTMORE FUNDS
                                                       THE BILTMORE
MUNICIPAL FUNDS



                                 By:/s/ John W. McGonigle
                                        President